Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-264428) on Form S-8 of QualTek Services Inc. of our report dated April 1, 2022, except for the effects of the reverse recapitalization described in the Nature of business section of Note 1 as to which the date is September 16, 2022, relating to the consolidated financial statements of BCP QualTek Holdco, LLC, appearing in this Current Report on Form 8-K of QualTek Services Inc.

/s/ RSM US LLP

Blue Bell, Pennsylvania

September 16, 2022